Noonday Asset Management, L.P.

227 W. Trade Street

Suite 2140

Charlotte, NC 28202

                September 10, 2007

GSO Capital Partners LP 280 Park Avenue, 11th Floor New York, NY 10017

Ladies and Gentlemen:

We refer to that certain Equity Commitment Letter (the "Commitment Letter") dated as of the date hereof between certain funds managed by or affiliated with Noonday Asset Management, L.P. (collectively, the "Investor") and GSO Capital Partners LP ("GSO") with respect to the Investment and Merger (each as defined below).

The Investor understands that GSO and its affiliates have formed a new Delaware corporation under the name "Hockey Parent Inc." ("Parent"), to acquire, directly or indirectly, all of the equity (the "Investment") of Reddy Ice Holdings, Inc., a Delaware corporation (the "Target Company"), by merging a wholly-owned subsidiary of Parent with and into the Target Company (the "Merger") pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 2, 2007, by and among the Target Company, Parent and the other entities named therein (as such agreement was amended as of August 30, 2007, and as may be further amended, supplemented, modified or waived or from time to time following the date hereof).

Under the Commitment Letter, Investor is committing (subject to the terms and conditions set forth therein) to acquire capital stock of Parent. GSO hereby agrees with Investor that the Investor shall have the right to satisfy its commitment (i) with cash, (ii) by contributing to Parent all or a portion of its common stock in the Target Company (valued for purposes of this contribution at the same price per share that Investor would have received if it had elected to receive cash in the Merger) or (iii) by any combination thereof. The contribution by Investor of common stock in the Target Company in return for any common stock of the Parent shall be structured so as to satisfy the requirements of Section 351 of the Internal Revenue Code of 1986, as amended from time to time.

This letter agreement is, and is intended to be, a legally binding obligation of the parties hereto. This letter will be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All claims, actions, proceedings, suits, complaints, petitions or other legal proceedings (collectively, "Actions") arising out of or relating to this letter will be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this letter brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is

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improper, or that this letter or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this letter or any of the transactions contemplated hereby.

This letter agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. This letter agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing and returning the enclosed copy of this letter agreement.

Very truly yours,

NOONDAY ASSET MANAGEMENT, L.P.,

On behalf of certain of its managed and affiliated funds

By:	Noonday Capital, L.L.C.,

its General Partner

By: /s/ David I Cohen

Name: David I. Cohen
Title: Senior Managing Member

Accepted and agreed to as of

the date first above written:

GSO CAPITAL PARTNERS LP

By:	/s/ George Fan
Name: George Fan
Title: Chief Legal Officer

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